EXHIBIT 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made this 1st day of January, 2002 by and between Elemis Limited, a company organized under the laws of England and Wales (the "Company"), and Sean C. Harrington ("Employee").

W I T N E S S E T H:

WHEREAS, the Company and Employee desire to provide for the terms of the services to be performed by Employee for the Company.

NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

1. Employment, Duties.

The Company hereby employs Employee as Managing Director of the Company and Employee hereby accepts such employment. Employee shall have such duties and responsibilities consistent with the position as may be determined from time to time by the Board of Directors of the Company (the "Board") or the President and Chief Executive Officer (the "CEO") of Steiner Leisure Limited, the parent company of the Company ("Steiner"), including duties with respect to affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) of the Company (each, an "Affiliate"). Employee shall be based at the principal offices of the Company, which offices are currently located in Harrow Weald, England. In the event of a relocation of Employee by the Company as a result of the relocation of such principal offices, the terms of Section 3(d), below, shall govern. During the term of this Agreement, Employee shall devote all his working time and effort to the conduct of his duties hereunder.

2. Effective Date; Term. This Agreement is for a term of five (5) years commencing 1 January 2002 ("Commencement Date") and terminating on 31 December 2006, (the "Term"), unless terminated sooner in accordance with the terms and conditions in Section 5, below.

3. Compensation.

(a) Salary; Bonus; Etc. Except as otherwise provided herein, the Company (or any Affiliate) shall pay to Employee during the Term hereof compensation as described in this Section 3(a), all of which shall be subject to such deductions as may be required by applicable law or regulation:

(i) Base Salary. (A) From 1 January 2002, a base salary at the rate of One Hundred Forty Six Thousand British Pounds (146,000.) per year for 2002 and (B) from 1 January 2003, a base salary at the rate of One Hundred Sixty-one Thousand Three Hundred Thirty British Pounds (161,330.) per year for 2003, and not less than said amount each calendar year ("Year") thereafter during the Term of this Agreement, subject to review annually, and possible increase in the sole discretion of the Board, by the Board payable in bi-weekly installments (the "Base Salary"), and subject to Section 5. below.

(ii) Incentive Bonus. (A) With respect to each Year during the term hereof, additional cash compensation as described in this Section 3 (a) (ii) (the "Incentive Bonus") based budgets for the four fiscal quarters of each Year hereunder which budgets, with respect to Steiner, includes an estimate of the Net Earnings (as defined below) and with respect to Company, includes an estimate of the Consolidated Net Earnings (as defined below) for such Year and which budgets shall have been approved for the purpose of the compensation payable hereunder by the Compensation Committee of the Steiner Board (the "Budget"). (A) At the end of each Year, if the Company and / or Steiner shall have met seventy-five percent (75%) of the Consolidated Net Earnings and / or Net Earnings set forth in their respective Budget(s) ("Budgeted Net Earnings") for such Year, then Employee shall be entitled to receive an amount equal to (i) if based on Company, then 0.20, and / or (ii) if based on Steiner, then 0.05, times the Base Salary then in effect for the Year in question. (B) At the end of each Year, if the Company and / or Steiner shall have exceeded seventy-five percent (75%), up to and including one hundred twenty-five percent (125%) of their respective Budgeted Net Earnings for such Year, then for each one percent (1%) increase over seventy-five percent (75%), up to and including one hundred twenty-five percent (125%), Employee shall be entitled to receive an additional amount equal to (i) if based on Company, then 0.008, and / or (ii) if based on Steiner, then 0.002, times the Base Salary then in effect for the Year in question. (C) At the end of each Year, if the Company and / or Steiner shall have exceeded one hundred twenty-five percent (125%) of their respective Budgeted Net Earnings for such Year, then for each one percent (1%) increase over one hundred twenty-five percent (125%), Employee shall be entitled to receive an additional amount equal to (i) if based on Company, then 0.004, and / or (ii) if based on Steiner, then 0.001, times the Base Salary then in effect for the Year in question. Notwithstanding the foregoing, Employee shall not be entitled to receive any amount in excess of two and one-half percent (2.5%) of the Consolidated Net Earnings of Company pursuant to this Section 3(a)(ii) for such Year. Any amount which the Employee is entitled to receive herein shall be payable within sixty (60) days after the end of the Year in question. Except as provided in Section 5, below, Employee shall only be entitled to receive an Incentive Bonus payment with respect to a given Year if he is employed hereunder on the last day of such Year. For purposes of this Section 3(a)(ii), "Consolidated Net Earnings" shall mean the consolidated earnings of Company before taxes, interest, depreciation and amortization, less intercompany sales, plus intercompany cost of goods sold, plus third party Cosmetics, Ltd. and Elemis Beautiful Skin Care Centers sales, less third party Cosmetics, Ltd. and Elemis Beautiful Skin Care Centers cost of sales. "Net Earnings" shall mean earnings of Steiner before taxes, interest, depreciation and amortization as determined in accordance with generally accepted accounting principles consistently applied. The Consolidated Net Earnings and Net Earnings for any Year shall be calculated based on the data provided for use in Steiner's annual report on Form 10-K for such Year.

(iii) Disability Insurance. During each Year during the term hereof, up to Two Thousand Pounds (2,000) (the "Maximum Disability Payment") to be used toward the payment of the premium on a disability insurance policy (a "Policy") covering Employee, upon delivery to the Company of evidence reasonably satisfactory to the Company of the purchase by Employee of a Policy with an annual premium due during such Year in an amount at least equal to the amount requested by Employee under this Section 3(a)(iii). The Maximum Disability Payment shall be increased proportionately to the extent, and at the time of any increase in the Base Salary during the term hereof.

(iv) Pension. The Company will pay into a private pension scheme maintained by Employee during his employment an amount equal to five percent (5%) of his Base Salary from time to time. The amount paid by the Company shall be reviewed in accordance with the Company Pension policy at the discretion of the Company during the term hereof.

(b) Other Benefits. During the term hereof, the Company shall provide to Employee: (i) term life insurance with a death benefit payable to beneficiaries designated by Employee equal to the then current Base Salary, (ii) health insurance coverage for Employee and his immediate family, including eligibility for the A-Band plan, at the Company's expense, and (iii) eligibility to participate in share option or similar plans, (iv) a private office and an annual allowance of Eight Thousand Five Hundred Eighty Pounds (8,580) for the use by Employee in purchasing or leasing an automobile and for the payment of insurance, maintenance and other expenses in connection with such automobile.

(c) Expense Reimbursement; Relocation. The Company shall reimburse Employee for all ordinary and necessary business expenditures made by Employee in connection with, or in furtherance of, his employment hereunder upon presentation by Employee of expense statements, receipts, vouchers or such other supporting information as may from time to time be reasonably requested by the CEO or the Board. When traveling for business of the Company, Employee, at his sole discretion and at the Company's expense, shall travel via "Business" or "Club" class accommodations for international travel involving flying time of three (3) hours or more each way. In the event the Employee is relocated outside of England, or more than seventy-five (75) kilometers from Employee's then principal place of business with the Company, then, in each case, the Company shall (i) reimburse Employee for all reasonable moving expenses necessitated by such relocation and (ii) shall make such adjustments in the compensation of Employee hereunder so that after such relocation, Employee's effective compensation shall be no less than Employee's effective compensation prior to such relocation.

(d) Sick Pay. Employee shall continue to receive his regular compensation, including any bonus or other contractual benefits due to him under this Agreement in respect of an aggregate of twenty-six (26) weeks of absence due to illness or injury in any calendar year of the Term and thereafter such compensation payable under this Section shall be inclusive of any statutory sick pay to which the Employee is entitled under the provisions of the Social Security Contributions and Benefits Act 1992 or any other relevant legislation and for the avoidance of doubt, any social security sickness benefit or other benefits recoverable by the Employee (whether or not actually recovered) may be deducted therefrom.

4. Vacation. Employee shall be entitled to (i) four (4) weeks paid vacation per Year (the "Vacation Days") and (ii) additional vacation days on each day that is a United Kingdom bank, and other public holidays. Notwithstanding the foregoing, Employee shall not be entitled to take in excess of two (2) consecutive weeks of vacation without the prior written consent of the CEO. The vacation provided for in this Section 4 shall be coextensive with, and not cumulative with, vacations allowed pursuant to any employment agreements or other arrangements with any Affiliates of the Company. The Company shall pay to Employee on or before January 30th of the following Year, an amount representing the Base Salary (at the rate in effect for the Year during which the Vacation Days were to have been taken) with respect to the Vacation Days not taken by Employee during a Year; provided, however, that no payment shall be made with respect to more than ten (10) Vacation Days for any one Year. In the event that Employee's employment hereunder is terminated other than pursuant to Section 5(c) or Section 5(f) below, then the Company shall pay to Employee within fifteen (15) days after the date of such termination an amount representing the Base Salary (at the rate in effect for the Year during which such termination occurs) with respect to the Vacation Days not taken by Employee during that Year, pro rated, if appropriate, to reflect the Year in question through the termination date being less than a full year.

5. Termination.

(a) Death. In the event of Employee's death during the term hereof, the Company shall have no further obligations to make payments or otherwise under this Agreement, except that the Company shall pay to Employee's estate (i) within ten (10) days after the date of Employee's death any (A) any unpaid accrued Base Salary pursuant to Section 3(a)(i), above, and (B) any amount due to Employee as of the date of death as reimbursement of expenses under Section 3(d), above; and (ii) within sixty (60) days after the end of the Year in which Employee died, if the Budgeted Net Earnings for Company and / or Steiner are met or exceeded for the Year in question, an amount of the Incentive Bonus pursuant to Section 3(a)(ii), above, calculated on a pro-rata basis to the date of death.

(b) Disability. If Employee becomes physically or mentally disabled during the term hereof so that he is unable to perform the services required of Employee pursuant to this Agreement for an aggregate of six (6) months in any twelve (12) month period (a "Disability"), the Company, at its option, may terminate Employee's employment hereunder (the date of such termination, the "Disability Date") and, thereafter, Employee shall not be deemed to be employed hereunder (except that Employee's obligations under Section 6, below, shall remain in full force and effect) and the Company shall have no further obligations to make payments or otherwise under this Agreement, except as provided in this Section 5(b). In determining Disability under this Section 5(b) the Company shall rely upon the written opinion of the physician regularly attending Employee in determining whether a Disability is deemed to exist. If the Company disagrees with the opinion of such physician, the Company may choose a second physician, the two (2) physicians shall choose a third physician, and the written opinion of a majority of the three (3) physicians shall be conclusive as to Employee's Disability. The expenses associated with the utilization of any physician other than the physician regularly attending Employee shall be borne solely by the Company. Employee hereby consents to any required medical examination and agrees to furnish any medical information requested by the Company and to waive any applicable physician/patient privilege that may arise because of such determination. In the event of a Disability, the Company shall pay to Employee (i) within ten (10) days after the Disability Date (A) any unpaid accrued Base Salary pursuant to Section 3(a)(i), above, and (B) any amount due to Employee as of the Disability Date as reimbursement of expenses under Section 3(d), above; and (ii) within sixty (60) days after the end of the Year in which the Disability Date occurs, if the Budgeted Net Earnings for Company and / or Steiner are met or exceeded for the Year in question, an amount of the Incentive Bonus pursuant to Section 3(a)(ii), above, calculated on a pro-rata basis to the Disability Date.

(c) For Cause by Company. The Company may at any time during the term hereof, terminate Employee's employment hereunder: (A) without notice, upon the occurrence of any of the following events: (i) Employee's excessive alcoholism or drug abuse that substantially impairs the ability of Employee to perform Employee's duties hereunder; (ii) gross negligence by the Employee in the performance of his duties under this Agreement that results in damage to the Company or any Affiliate; (iii) fraud, embezzlement or other criminal conduct by Employee that results in material damage to the Company or any Affiliate, or could reasonably be expected to result in material damage to the Company or any Affiliate; (iv) the committing by Employee of an act involving moral turpitude that results in material damage to the Company, or could reasonably be expected to result in material damage to the Company or any Affiliate, (v) if Employee becomes bankrupt or makes any composition or enters into any deed of arrangement with his creditors; (vi) if Employee is disqualified from holding office in another company in which he is concerned or interested because of wrongful trading under the Insolvency Act 1986; or (vii) if Employee shall become of unsound mind or become a patient under the Mental Health Act 1993; or (B) with written notice, if any of the following occurrences have not been fully rectified, as determined solely by Company, within five (5) business days after receipt by Employee of such written notice from the Company describing the event: (i) a material breach of this Agreement ; (ii) a material violation by Employee of any lawful written policy or directive of the Company, or Steiner, or any Affiliate applicable to Employee specifically, or to officers or employees of the Company, or Steiner, or any Affiliate generally; (iii) violation by Employee of any lawful direction from the Board provided such direction is not inconsistent with Employee's duties and responsibilities to the Company or any Affiliate hereunder; or (iv) intentional or reckless conduct that results in material damage to the Company or any Affiliate, or could reasonably be expected to result in material damage to the Company. If the Company terminates Employee's employment under this Agreement pursuant to this Section 5(c), the Company shall have no further obligations to make payments or otherwise under this Agreement, except that the Company shall pay to Employee within sixty (60) days after the date that the Company gives written notice of such termination to Employee (the "Termination Notice Date") any (i) unpaid accrued Base Salary pursuant to Section 3(a)(i), above, through the date that is thirty (30) days after the Termination Notice Date, (ii) amounts due to Employee as of the date of such termination as reimbursement of expenses under Section 3(d), above. Notwithstanding the foregoing, Employee shall, for all purposes, cease to be deemed to be employed by the Company as of the date of any termination of Employee pursuant to this Section 5(c), irrespective of whether written notice of termination is given on such date.

(d) For Cause by Employee. Employee may at any time during the term hereof, terminate this Agreement upon the occurrence of any of the following events: (i) a material breach by the Company of this Agreement or (ii) a "Change in Control" of Steiner (as defined below), subject to the terms of this Section 5(d). In the event that Employee terminates this Agreement pursuant to clause (i) above, then the Company shall pay to Employee (A) within ten (10) days after the date of receipt by Company of such written notice advising the Company of Employee's decision to terminate, an amount equal to the Base Salary then payable, but then unpaid, for the full term of this Agreement pursuant to Section 3(a)(i), above; (B) within sixty (60) days after the end of the Year in which Employee terminates, if the Budgeted Net Earnings for Company and / or Steiner are met or exceeded for the Year in question, an amount of Incentive Bonus pursuant to Section 3(a)(ii) above, calculated on a pro-rata basis to the date of termination, and (C) within ten (10) days after the date of receipt by Company of such written notice, any amount due to Employee as of the date of such termination including as reimbursement of expenses under Section 3(d), above; and (ii) an amount equal to the Average Bonus, as defined in Section 5(e), below, for each full Year during the remainder of the Term of this Agreement which would have occurred in the absence of such termination and a ratable portion thereof for any partial Year.

For purposes of this Section 5(d), a "Change in Control" of Steiner shall be deemed to occur if (i) all or substantially all of the assets of Steiner are sold or otherwise disposed of or Steiner is liquidated or dissolved or adopts a plan of liquidation, (ii) during any period of twelve (12) consecutive months, Present Directors and/or New Directors cease for any reason to constitute at least half of the Steiner Board (for purposes of the preceding clause, "Present Directors" shall mean individuals who, at the beginning of such consecutive 12 month period, were members of the Steiner Board and "New Directors" shall mean any director whose election by the Steiner Board or whose nomination for election by Steiner's shareholders was approved by a vote of at least two-thirds of the directors then still in office who were Present Directors or New Directors); or (iii) any of the following circumstances has occurred (A) any transaction as a result of which a change in control of Steiner would be required to be reported in response to Item 1 (a) of Steiner's Current Report on Form 8-K as in effect on the date hereof, pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not Steiner is then subject to such reporting requirement, (B) any "person" or "group" within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act; (x) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of the combined voting power of then outstanding securities of Steiner, or (y) acquires by proxy or otherwise the right to vote for the election of directors, for any merger or consolidation of Steiner or for any other matter or question, more than 20% of the then outstanding voting securities of Steiner, except that a person or group shall be deemed to be a beneficial owner of all securities that such person or group has the right to acquire regardless of whether such right is immediately exercisable or only exercisable after the passage of time or (C) any "person" or "group" within the meaning of Sections 13 (d) and 14 (d) (2) of the Exchange Act) that is the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act of 20% or more of the then outstanding voting securities of Steiner commences soliciting proxies.

In the event of a Change in Control, this Agreement shall continue in effect until December 31, 2006 unless the Employee terminates this Agreement as provided below. In the event a Change in Control occurs on or before January 1, 2006, Employee may terminate this Agreement within one (1) year after the date of such Change in Control. In the event a Change in Control occurs after January 1, 2006, Employee may terminate this Agreement on or before the date that represents three-fourths of the number of days between the date of the Change in Control and December 31, 2006. Any such termination shall be by written notice to the Company, with a copy to the Board of Steiner, at least thirty (30) days prior to the proposed termination date; provided, however, that if the Change in Control is on or after December 1, 2006, then the aforesaid notice shall be given at any time on or after the Change in Control and prior to or on the termination date. The period of time between the Change in Control and the date of the notice of termination referenced in the preceding sentence is referred to herein as the "Change in Control Period." In the event that Employee so notifies the Company that he wishes to terminate this Agreement, then Employee shall be entitled to receive from the Company, within ten (10) days after the end of the Change in Control Period, an amount equal to (i) the greater of (A) the Base Salary then in effect pursuant to Section 3(a)(i), above, for the remainder of the term of this Agreement which would have occurred in the absence of such termination and (B) twice the Base Salary then in effect pursuant to Section 3(a)(i), above; (ii) within sixty (60) days after the end of the Year in which Employee terminates, if the Budgeted Net Earnings for Company and / or Steiner are met or exceeded for the Year in question, an amount of the Incentive Bonus pursuant to Section 3(a)(ii) above, calculated on a pro-rata basis to the date of termination; (iii) an amount equal to the Average Bonus for each full Year during the remainder of the term of this Agreement which would have occurred in the absence of such termination and a ratable portion thereof for any partial Year; and (iv) any amount due to Employee as of the date of such termination including as reimbursement of expenses under Section 3(d), above. The exercise of any rights under this paragraph would be in lieu of any rights the Employee might have under Section 5(g), below.

(e) Without Cause By Company. In the event that during the term hereof the Company terminates Employee's employment hereunder other than for cause pursuant to Section 5(c) above, then the Company shall pay to Employee within ten (10) days after the date of such termination (except as otherwise provided herein) an amount equal to (i) any unpaid accrued Base Salary then in effect pursuant to Section 3(a)(i), above, (ii) an amount equal to the Base Salary pursuant to Section 3(a)(i), above then in effect with respect to a period equal to the longer of twelve (12) months or the remainder of the term of this Agreement which would have occurred in the absence of such termination; (iii) within sixty (60) days after the end of the Year in which Employee was terminated, if the Budgeted Net Earnings for Company and / or Steiner are met or exceeded for the Year in question, an amount of the Incentive Bonus pursuant to Section 3(a)(ii) above, calculated on a pro-rata basis to the date of termination; (iv) an amount equal to the Average Bonus for each full Year during the remainder of the term of this Agreement which would have occurred in the absence of such termination and a ratable portion thereof for any partial Year; (v) any amount due to Employee as of the date of termination as reimbursement of expenses under Section 3(d), above; and (vi) an amount equal to the cost of Employee's health insurance provided by the Company as in effect at the time of such termination for a period of one (1) year after the date of such termination. For purposes of this Agreement, the term "Average Bonus," when calculated with reference to any date, shall mean, if such date is on or prior to June 30 of the Year in which such date occurs, the arithmetic average of Employee's annual Incentive Bonus for the three preceding Years; or, if such date is after June 30 of such Year, the arithmetic average of Employee's Incentive Bonus for such Year and for the two preceding Years.

(f) By Employee for Illness. In the event that during the term hereof Employee becomes ill such that, in the written opinion of a physician reasonably acceptable to the Company, it would not be advisable for Employee to continue his employment with the Company hereunder, Employee may terminate his employment hereunder upon reasonable notice to the Company and, in such event, Employee shall not be deemed to have breached this Agreement as a result of such termination. In the event of such termination by Employee, the Company shall have no further obligations to make payments or otherwise under this Agreement, except that the Company shall pay to Employee (i) within ten (10) days after the date of such termination any unpaid accrued Base Salary pursuant to Section 3(a)(i), above, (ii) any amounts due to Employee as of the date of termination of Employee as reimbursement of expenses under Section 3(d), above, and (iii) within sixty (60) days after the end of the Year in which Employee terminated, if the Budgeted Net Earnings for Company and / or Steiner are met or exceeded for the Year in question, an amount of the Incentive Bonus pursuant to Section 3(a)(ii), above, calculated on a pro-rata basis to the date of such termination.

(g) No Offset - No Mitigation. Employee shall not be required to mitigate any damages under this Agreement by seeking other comparable employment. The amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation or benefits earned by or provided to Employee as a result of his employment by another employer.

6. Non-Competition; Confidentiality; etc. All references to the "Company" in this Section 6 shall include all Affiliates where the context permits.

(a) Acknowledgment. Employee acknowledges and agrees that (i) in the course of Employee's employment by the Company, it will be necessary for Employee to acquire information which could include, in whole or in part, information concerning the sales, products, services, customers and prospective customers, sources of supply, computer programs, system documentation, software development, manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions or other confidential or proprietary information belonging to the Company or relating to the affairs of the Company (collectively, the "Confidential Information"), (ii) the restrictive covenants set forth in this Section 6 are reasonable and necessary in order to protect and maintain such proprietary interests and the other legitimate business interests of the Company and that such restrictive covenants in this Section 6 shall survive the termination of this Agreement for any reason and (iii) the Company would not have entered into this Agreement unless such covenants were included herein.

(b) Non-Competition. Employee covenants and agrees that during the term hereof and for a period of one (1) year following the termination of Employee's employment with the Company for any reason, Employee shall not on any vessel or within one hundred (100) miles of any non-vessel venue where or from which the Company is then offering its services or products or had in the then preceding two (2) years offered its services or products, business, engage, directly or indirectly, whether as an individual, sole proprietor, or as a principal, agent, officer, director, employer, employee, consultant, independent contractor, partner or shareholder of any firm, corporation or other entity or group or otherwise in any Competing Business. For purposes of this Agreement, the term "Competing Business" shall mean any individual, sole proprietorship, partnership, firm, corporation or other entity or group which offers or sells or attempts to offer or sell spa services, skin or hair care products which had in the then preceding two (2) years been offered or sold by the Company.

 Notwithstanding the foregoing, Employee is not precluded from (i) maintaining a passive investment in publicly held entities provided that employee does not have more than a five percent (5%) beneficial ownership in any such entity; or (ii) serving as an officer or director of any entity, the majority of the voting securities of which is owned, directly or indirectly, by the Company (collectively, a "Permitted Activity").

(c) Non-Solicitation of Customers and Suppliers. Employee agrees that during his employment with the Company, he shall not, whether as an individual or sole proprietor, or as a principal, agent, officer, director, employer, employee, consultant, independent contractor, partner or shareholder of any firm, corporation or other entity or group or otherwise, directly or indirectly, solicit the trade or business of, or trade, or conduct business with, any customer, prospective customer, supplier, or prospective supplier of the Company for any purpose other than for the benefit of the Company. Employee further agrees that for one (1) year following termination of his employment hereunder with the Company for any reason, Employee shall not, directly or indirectly, solicit the trade or business of, or trade, or conduct business with any customers or suppliers, or prospective customers or suppliers of the Company. Notwithstanding the foregoing, Employee is not precluded from a Permitted Activity.

(d) Non-Solicitation of Employees, Etc. Employee agrees that during the term of his employment hereunder and thereafter for a period of one (1) year, he shall not directly or indirectly, as an individual or sole proprietor or as a principal, agent, employee, employer, consultant, independent contractor, officer, director, shareholder or partner of any person, firm, corporation or other entity or group otherwise, without the prior express written consent of the Company approach, counsel or attempt to induce any person who is then in the employ of the Company to leave the employ of the Company or employ or attempt to employ any such person or persons who at any time during the preceding six (6) months was in the employ of, the Company. Notwithstanding the foregoing, Employee is not precluded from a Permitted Activity.

(e) Non-Disclosure of Confidential Information. Employee agrees to hold and safeguard the Confidential Information in trust for the Company and its successors and assigns, and only use the Confidential Information for purposes of performing his duties hereunder, and agrees that he shall not, without the prior written consent of the President of Steiner or the Board, misappropriate or disclose or make available to anyone for use outside the Company's organization at any time, either during his employment hereunder or subsequent to the termination of his employment hereunder for any reason, any of the Confidential Information, whether or not developed by Employee, except as required in the performance of Employee's duties to the Company or as required by applicable law. In the event that Employee is requested or required by, or under applicable law or court, or administrative order to disclose any of the Confidential Information, Employee shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy. If Employee is legally compelled to disclose Confidential Information, Employee shall disclose only that portion of the Confidential Information which Employee is legally required to disclose.

(f) Disclosure of Works and Inventions/Assignment of Patents. Employee shall disclose promptly to the Company any and all works, publications, inventions, discoveries and improvements authored, conceived or made by Employee during the course of his employment with the Company and related to the business or activities of the Company (the "Rights"), and hereby assigns and agrees to assign all his interest therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letters of Patent or Copyrights, or similar documents or rights, of the United States or any foreign country or to otherwise protect the Company's interest in the Rights. Such obligations shall continue beyond the termination of Employee's employment with the Company for any reason with respect to works, inventions, discoveries and improvements authored, conceived or made by Employee during the course of Employee's employment under this Agreement.

(g) Return of Materials. Upon the termination of Employee's employment with the Company for any reason, Employee shall promptly deliver to the Board all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, financial records, reports, flowcharts, programs, proposals and any other documents concerning the Company's business, including, without limitation, its customers or suppliers or concerning its products, services or processes and all other documents or materials containing or constituting Confidential Information; provided, however, that nothing in this Section 6(g) shall require Employee to deliver to the Board any property that is owned by Employee and that contains no Confidential Information.

(h) Limitation on Restrictions. Notwithstanding anything to the contrary in this Section 6, the restrictions set forth in (i) Sections 6(a) through 6(g), above, shall not apply if Employee terminates this Agreement under Section 5(d), above, unless Employee receives as a result of such termination the amount required to be paid to Employee pursuant to the last paragraph in Section 5(d), above, within thirty (30) days after the date of such termination above, in which case the restrictions in this Section 6 shall apply until the last date that this Agreement would have been in effect had it not been terminated as aforesaid and (ii) Section 6(b) shall not apply if Employee's employment is terminated after a Change in Control that is not approved by the Board.

7. Employment Rights Act Information. The following information is supplied pursuant to the Employment Rights Act 1996, Section 3, and reflects the Company's current practice:

(a) Disciplinary Rules. In addition to this Agreement, the disciplinary rules and procedures to which Employee is subject are as follows:

(i) the _____________ manual of the Company dated __________;

(ii) the Policies and Procedures Handbook of Steiner, as amended from time to time.

(b) Grievance Procedure. If Employee is dissatisfied with any disciplinary decision relating to Employee, or is seeking redress of any grievance relating to his employment, Employee shall utilize the Dispute Resolution Procedure in Policies and Procedures Handbook of Steiner.

(c) Appeals. After exhausting the procedures referred to in clause (b), above, Employee can then appeal to the Board of Directors of Steiner in connection with grievances relating to Employee's employment.

(d) Certificate. A contracting-out certificate under the Pension Schemes Act 1993 is [not] in force with respect to Employee's employment hereunder.

By Employee's execution of this document below, Employee acknowledges that he has read, and is familiar with the terms of each of the aforementioned documents.

8. Effect of Termination of Employment. Upon termination of Employee's employment with the Company for any reason, Employee shall (a) at the request of the Company immediately resign from office as a director of the Company and from any other office or offices held by him with any Affiliate of the Company as may be so requested without claim for compensation and in the event of his failure to do so, the Company is hereby irrevocably authorized to appoint some person in his name and on. his behalf to sign and deliver such resignation or resignations to the Company and (b) not without the consent of the Company at any time thereafter represent himself still to be employed by the Company or any Affiliate of the Company.

9. Non-Assignment; Successors; etc. The Company may assign any of its rights, but not its obligations under this Agreement, without the prior written consent of Employee, which shall not be unreasonably withheld. The successors of the Company shall be bound by the terms hereof, and where the context permits, references to the "Company" herein shall be deemed to refer to such successors. Employee may assign his rights, but not his obligations, hereunder and the obligations of Employee hereunder, other than the obligations set forth in Section 1, above, shall continue after the termination of his employment hereunder for any reason, however, only the obligation in Section 6(g) shall be binding upon his estate, personal representatives, designees or other legal representatives, as the case may be ("Heirs"), and all of Employee's rights hereunder shall inure to the benefit of his Heirs. All of the rights of the Company hereunder shall inure to the benefit of, and be enforceable by the successors of the Company.

10. Notices. Any notices or demands given in connection herewith shall be in writing and deemed given when (i) personally delivered, (ii) sent by facsimile transmission to a number provided in writing by the addressee and a confirmation of the transmission is received by the sender or (iii) three (3) days after being deposited for delivery with a recognized overnight courier, such as FedEx, and addressed or sent, as the case may be, to the address or facsimile number set forth below or to such other address or facsimile number as such party may in writing designate:

If to Employee:

Sean C. Harrington

________________________

________________________

If to the Company:

Leonard I. Fluxman

c/o Steiner Management Services

770 South Dixie Highway, Suite #200

Coral Gables, FL 33146

Facsimile Number: (305) 372-9310

11. Entire Agreement; Certain Terms. This Agreement constitutes and contains the entire agreement of the parties with respect to the matters addressed herein and supersedes any and all prior negotiations, correspondence, understandings and agreements between the parties respecting the subject matter hereof, including, but not limited to all other agreements and arrangements relating to the payment of any compensation to Employee with respect to any services performed, or to be performed on behalf of the Company or any Affiliate. No waiver of any rights under this Agreement, nor any modification or amendment of this Agreement shall be effective or enforceable unless in writing and signed by the party to be charged therewith. When used in this Agreement, the terms "hereof," "herein" and "hereunder" refer to this Agreement in its entirety, including any exhibits or schedules attached to this Agreement and not to any particular provisions of this Agreement, unless otherwise indicated.

12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. Governing Law, etc. This Agreement shall be governed by and construed in accordance with English law without regard to choice of law provisions and the venue for all actions or proceedings brought by Employee arising out of or relating to this Agreement shall be in the courts located in London (collectively, the "Courts").

14. Severability. It is the intention of the parties hereto that any provision of this Agreement found to be invalid or unenforceable be reformed rather than eliminated. If any of the provisions of this Agreement, or any part thereof, is hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of such provision or the other provisions of this Agreement, which shall be given full effect, without regard to the invalid portions. If any of the provisions of Section 6, above, or any portion thereof, is held to be unenforceable because of the duration of such provision or portions thereof, the area covered thereby or the type of conduct restricted therein, the parties hereto agree that the court making such determination shall have the power to modify the duration, geographic area and/or, as the case may be, other terms of such provisions or portions thereof, and, as so modified, said provisions or portions thereof shall then be enforceable. In the event that the courts of any one or more jurisdictions shall hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company'

s rights provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

15. Non-Waiver. Failure by either the Company or Employee to enforce any of the provisions of this Agreement or any rights with respect hereto, or the failure to exercise any option provided hereunder, shall in no way be considered to be waiver of such provisions, rights or options, or to in any way affect the validity of this Agreement.

16. Headings. The headings preceding the text of the paragraphs of this Agreement have been inserted solely for convenience of reference and neither constitute a part of this Agreement nor affect its meaning, interpretation, or effect.

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IN WITNESS WHEREOF, the parties have executed these presents as of the day and year first above written.

/s/ Sean C. Harrington Sean C. Harrington	Elemis Limited By:/s/ Leonard Fluxman Leonard Fluxman, Director